Exhibit 99.1

Orange 21 Sees No Merit to Oakley’s Cease-and-Desist Letter

CARLSBAD, Calif., Mar 07, 2005 (BUSINESS WIRE) — Orange 21 Inc. (Nasdaq:ORNG), a developer of premium optical products, today announced that it has received a cease-and-desist letter from Oakley, Inc. with respect to patent and trademark issues involving three of its product styles. These three product styles accounted, in the aggregate, for less than 4% of Orange 21’s sales for the 2004 fiscal year.

Orange 21 has reviewed the claims made by Oakley and believes them to be without merit. The originality and authenticity of its product designs has firmly positioned Orange 21 in the action sports and youth lifestyle markets. Orange 21 believes the letter and threatened litigation is far less about any confusion or common features between the companies’ products and more about the growing appeal of Orange 21’s products, under the brand Spy Optic, to an audience which is important to Oakley.

Orange 21 will seek coverage under its insurance policies with respect to any claims made against it, although there can be no guarantee as to the extent that such coverage will be available, if at all.

About Orange 21

Orange 21 develops brands that produce premium optical products. Orange 21’s brands include Spy Optic, which manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle market, and E Eyewear, which manufactures the signature Dale Earnhardt, Jr. sunglass line.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release are not historical facts and may be considered forward-looking statements, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Forward looking statements in this release include statements involving the merits of the claims by Oakley, the merits of any assertions by Orange 21 that Oakley’s products infringe Orange 21’s intellectual property rights and the outcome of any litigation between the companies over these matters. Forward-looking statements can be identified through the use of words such as expect, believe, intend, should, could, can, would, estimate, predict, potential, plan or the negative formulation of these words, and similar expressions. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. Further information on potential risk factors that could affect Orange 21’s business and its financial results are detailed in its filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 declared effective on December 13, 2004. Undue reliance should not be placed on forward-looking statements, which speak only as of the date that they are made.

SOURCE: Orange 21 Inc.

Integrated Corporate Relations
Investor Relations:
Andrew Greenebaum/Allyson Pooley, 310-395-2215
agreenebaum@icrinc.com/apooley@icrinc.com